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
                                                                EXHIBIT 11.1
                             MICREL,  INCORPORATED
                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)
                      (In thousands except per share data)


                                                      Three Months Ended
                                                     --------------------
                                                           March 31,
                                                     --------------------
                                                       1997        1996
                                                     --------    --------
   Weighted average common shares outstanding........   9,367       8,979
     Dilutive effect of stock options................     892         965
                                                      -------     -------
     Number of shares used in computing per
      share amounts..................................  10,259       9,944
                                                      =======     =======
   Net income........................................ $ 3,241     $ 1,893
                                                      =======     =======
   Net income per common and equivalent share........ $  0.32     $  0.19
                                                      =======     =======

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